EMERALD CAPITAL INVESTMENTS, INC.
                              536 North 100 West
                             Heber City, UT 84032

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS

                            To Be Held June 9, 2000

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Emerald Capital Investments, Inc., a Delaware corporation, for use at a Special Meeting of Stockholders (the "Meeting") to be held at 5:00 p.m. on June 9, 2000, at Club Hotel by Doubletree, 920 E. Northwest Highway, Palatine, IL 60067, and at any and all adjournments of the Meeting.

      If the enclosed Proxy Card is properly executed and returned in time to be voted at the Meeting, the shares of common stock represented will be voted in accordance with the instructions contained therein. Executed proxies that contain no instructions will be voted for each of the nominees for director indicated herein and for all other proposals to be voted upon at the Meeting. It is anticipated that this Proxy Statement and the accompanying Proxy Card and Notice of Special Meeting of Stockholders, will be mailed to Emerald's Stockholders on or about May 19, 2000.

      Stockholders who execute proxies for the Meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to Emerald, by delivering a duly executed Proxy Card bearing a later date, or by attending the Meeting and voting in person.

      We will pay the costs of the Meeting, including the costs of preparing and mailing the Proxy Statement, Notice and Proxy Card. We will use the services of our directors and others to solicit proxies, personally or by telephone, but no additional compensation will be paid to any person for proxy solicitation services. We request banks, brokers, and others who hold shares of our common stock in nominee names to distribute proxy soliciting materials to beneficial owners, and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

                    MATTER TO BE CONSIDERED AT THE MEETING

      Our stockholders are being asked to consider and act upon the following proposals which have been unanimously approved and recommended by the Board of
Directors:

      1.    A  Proposal  to effect a  1-for-20  reverse  split of the issued and
            outstanding   shares  of  the  our  common  stock   ("Reverse  Split
            Proposal").

      2. A Proposal to reincorporate Emerald in the State of Nevada and in connection therewith, to change Emerald's name to CCC Globalcom Corporation ("Reincorporation Proposal").

      3. A Proposal to approve an Agreement and Plan of Merger ("Merger Agreement") between us and CCC Globalcom, Inc. ("CCC Globalcom") and our acquisition of CCC Globalcom ( "Merger Proposal"). In connection with the Merger, we will issue to the shareholders of CCC Globalcom approximately 30,250,000 shares of our common stock, calculated after the proposed 1-for-20 reverse stock split discussed in Proposal 1 of this Proxy Statement.

      4. Subject to stockholder approval of Proposal 3, to consider and act upon the election of directors as set forth in this Proxy Statement.

      5. To transact any such other business as may come before the meeting or any adjournment or adjournments thereof.

      The Proposals and transactions to be considered at the Meeting involve a matter of great significance to our stockholders because if the Merger is approved and consummated, the shareholders of CCC Globalcom will own approximately 95% of our outstanding stock and the officers and directors of CCC Globalcom will become our officers and directors. Stockholders are urged to carefully consider the information presented in this Proxy Statement.


                           FORWARD-LOOKING STATEMENTS

      This Proxy Statement includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Emerald and CCC Globalcom believe their expectations regarding future events are based on reasonable assumptions within the bounds of their knowledge of their respective businesses, these forward-looking statements are subject to risks and uncertainties that could prevent their goals from being achieved, or their expectations regarding the benefits of the Merger or the future expansion and growth of their combined businesses from being realized. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the effects of competition, legislative and regulatory developments, conditions of the capital markets and equity markets and, in general, the ability of Emerald and CCC Globalcom to achieve the goals described in "THE MERGER as well as other factors contained in other cautionary statements included or incorporated by reference in this Proxy Statement.

                               TABLE OF CONTENTS

Item                                                                    Page

Summary......................................................................4
Voting Securities............................................................8
Principal Stockholders.......................................................8
Information about the Company................................................9
Proposal 1: Reverse Stock Split ............................................11
Proposal 2: Reincorporation Proposal........................................14
Proposal 3: The Merger......................................................18
Proposal 4: Election of Directors ..........................................24
Dissenters' Rights..........................................................25
Exchange of Stock Certificates..............................................27
Other Matters...............................................................28

Attachments:

      Business of CCC Globalcom                                       Exhibit A
      Delaware Dissenters' Rights Statutes                            Exhibit B
      Proforma financial Statements . . . . . . . . . . . . . . . . . .  . F-1
      Emerald Capital 3/31/00 Unaudited Financial Statements. . . . . . . .F-5
      Emerald Capital 12/31/99 Audited Financial Statements . . . . . .  . F-9
      CCC Globalcom 3/31/00 Unaudited Financial Statements . . . . . . . .F-22
      CCC Globalcom 12/31/99 Unaudited Financial Statements...............F-27
      Ciera Corporation 3/31/00 Unaudited Financial Statements  . . . .   F-32
      Ciera Corporation 12/31/99 Unaudited Financial Statements . . . . . F-46

                                    SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE REVERSE SPLIT PROPOSAL, THE NAME CHANGE PROPOSAL AND THE MERGER PROPOSAL, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT.

Overview

      We are furnishing this Proxy Statement to allow our stockholders to consider and vote on a proposal to approve and adopt the Merger Proposal and the Merger Agreement, the Reverse Split Proposal and the Reincorporation Merger Proposal. References in this Proxy Statement to the "Company", "Emerald", we," "us," and "our" refer to Emerald Capital Investments, Inc.

Emerald and The Merger

      Emerald was formed under the laws of the State of Delaware on March 22, 1989. Our previous operations were unsuccessful and we are currently an inactive, small publicly held company. We sold our previous operations, including the related liabilities, in December 1995 and we have conducted no operations since December 31, 1995. We will attempt to commence active business operations by acquiring an operating company such as CCC Globalcom.

      In May 2000, we entered into the Merger Agreement with CCC Globalcom. In the Merger Agreement we have agreed, subject to certain conditions, to acquire CCC Globalcom in exchange for shares of our common stock. In order to complete the Merger, we must do the following:

      o We must effect a 1-for-20 reverse split ("Reverse Split") of our currently issued and outstanding shares of common stock and our outstanding stock options (see Proposal 1").

      o We will form a subsidiary company called Emerald Merger Sub. To complete the Merger, Emerald Merger Sub will merge into CCC Globalcom and CCC Globalcom will be the survivor of that Merger. As part of the Merger, all of the shares of CCC Globalcom issued at the time of the Merger will be converted into 30,250,000 shares of Emerald Common Stock (calculated after the Reverse Split).

      o As a result of the Merger, CCC Globalcom will become a wholly-owned subsidiary of Emerald.

      o The Merger is subject to a number of conditions two of the most significant of which are: (i) the completion of a private offering with not less than 670,000 Shares sold at a price of $1.50 per share; and
        (ii) CCC Globalcom's acquisition of a company named Ciera Network Solutions, Inc.

      o CCC Globalcom was formed to engage in the telecommunications business. It has conducted no operations as of the date of this Memorandum and its business plan calls for it to commence operations in the telecommunications business by acquiring other companies which are currently operating in the telecommunications business. CCC Globalcom's first acquisition will be the Ciera Network Solutions, Inc. acquisition. The completion of the Ciera acquisition by CCC Globalcom is a condition to the closing of the Merger. We have agreed to issue the CCC Globalcom Shareholders 30,250,000 of our shares in the Merger in expectation that two additional acquisitions by CCC Globalcom will be completed after the closing of the Merger. If these acquisitions are not completed, a portion of the 30,250,000 shares issued in the Merger will be canceled. We have agreed with certain shareholders of CCC Globalcom that 17,700,000 of the 30,250,000 shares issued in the Merger will be deposited into an escrow pending the completion of these additional acquisitions.

      o As a result of the Merger, the CCC Globalcom Shareholders will own approximately 95% of the issued and outstanding Emerald Common Stock following the completion of the Merger.

      o As a result of the Merger, the officers and directors of CCC Globalcom will become the officers and directors of Emerald. Douglas P. Morris, who is currently an officer and director of Emerald will remain as a director following the Merger.

      o We must change our name from Emerald Capital Investments, Inc. to CCC Globalcom Corporation and our state of incorporation from Delaware to Nevada (see "Proposal 2 - Reincorporation Merger").

If the Merger is Not Closed

        If we do not complete the Merger, we will continue to be an inactive company and will continue our search for other acquisitions.

If the Merger is Closed

        If we do complete the Merger, we will, through our ownership of CCC Globalcom, be engaged in the telecommunications business.

CCC Globalcom, Inc. and Ciera Corporation

     CCC Globalcom was incorporated in the State of Texas in August 1999, to engage in the telecommunications industry. CCC Global has not conducted any operations as of the date of this Memorandum and has only limited assets. CCC Globalcom intends to commence operations through acquisition of one or more other companies which are engaged in the telecommunication business. CCC Globalcom intends to operate in the United States as well as internationally. (See

"Business of CCC Globalcom" attached hereto as Exhibit "A"). CCC Globalcom's first acquisition will be Ciera Network Solutions, Inc. which is a non-facilities based, switchless reseller of telecommunications services. Ciera purchases communications services from other communications services providers and then resells the services to retail and commercial accounts as well as other telecommunications companies. Ciera was formed in December 1998.

Recommendations

        The Board of Directors has unanimously determined that the Merger Agreement and the Merger Proposal are advisable and fair to you and in your best interest. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE (1) THE REVERSE SPLIT PROPOSAL, (2) THE REINCORPORATION MERGER PROPOSAL, (3) THE MERGER AGREEMENT AND MERGER PROPOSAL, AND (4) THE ELECTION OF DIRECTORS PROVIDED FOR HEREIN.

Shares Outstanding

        As a condition to the Merger, we must effect a 1-for-20 Reverse Stock Split. Prior to the Reverse Split, there were 6,868,698 of our shares issued and outstanding. As a result of the Reverse Split, there will be approximately 343,435 Emerald shares issued and outstanding prior to the Merger and prior to the completion of the private offering. Currently we have options outstanding which entitle the holders to purchase 1,100,000 shares of our Common Stock at $.25. After the Reverse Split, these options will entitle the holders to purchase 55,000 shares of our Common Stock at $5.00 per share. If this Offering closes and the Merger is completed, the following Emerald shares will be issued and outstanding:

                                   Maximum Offering         Minimum Offering

Current Shareholders (1)                343,435                  343,435
Private Offering Investors           1,000,0000                  670,000
CCC Globalcom Shareholders           30,250,000               30,250,000
Placement Agent Fee Shares  (2)         100,000                   67,000
--------------------------         --------------           --------------
Total                                31,693,435               31,330,435


         (1) Gives effect to the Reverse Split.
         (2) Issued as compensation to the brokerage firm acting as Placement Agent in our private offering.

Selected Financial Information

     Emerald has had no revenues since December 31, 1995. At March 31, 2000 we had assets of $4,994 and no liabilities. (See "Emerald Management's Discussion and Analysis" and "Emerald's

Financial Statements"). CCC Globalcom is a recently formed company, has no revenues and limited assets. (See "CCC Globalcom's Financial Statements"). The following summary financial information is derived from Ciera Network Solutions, Inc.'s unaudited financial statements which are attached hereto:


                                                    Three Months
                                     Year Ended        Ended
                                      12/31/99        3/31/00
                                   --------------------------------
Revenues                            $   51,301       $131,252
Cost of Goods Sold                      66,564        122,185
Operating Expenses                     557,837        204,375
Net Income (Loss)                     (573,099)      (195,308)
Total Assets                           318,193        317,965
Total Liabilities                      137,871        251,823
Shareholders Equity                    180,333         65,805

Capital Raising

      As stated above, a condition to the closing of the Merger is the sale of a minimum of 670,000 shares of our common stock at a price of $1.50 per share. After the Closing of the Merger, we anticipate that we will be required to attempt to raise additional capital to fund our business plan. If the Merger is completed, substantially all of the net offering proceeds from the capital raising activities will be invested in CCC Globalcom which will, following the Merger, be a wholly-owned subsidiary of Emerald. CCC Globalcom will use the net offering proceeds to provide it with working capital and to assist in the funding of additional acquisitions

                               VOTING SECURITIES

      Only stockholders of record at the close of business on May 10, 2000 will be entitled to vote at the Meeting. Each issued share of common stock entitles its record owner to one vote on each matter to be voted upon at the Meeting. As of May 10, 2000, there were 6,868,698 shares of Emerald's $0.001 par value common stock issued and outstanding. The presence in person or by proxy of the holders of a majority of the total issued and outstanding shares of common stock of Emerald's is necessary in order to constitute a quorum for the Meeting. If a quorum is present, directors will be elected by a plurality of the votes present in person or by proxy. Approval of Approval of Proposals 1, 2 and 3 require an affirmative vote of at least a majority of the total shares of common stock outstanding.

      The aggregate number of votes cast by all stockholders present in person or by proxy will be used to determine whether a proposal will carry. In the case of the election of directors, an abstention from voting has no effect on the nominee for director on which the stockholder abstained from voting. However, an abstention will be counted as a "No" vote on Proposals 1, 2 and 3. In addition, although broker "non-votes" will be counted for purposes of attaining a quorum, they will be considered "No" votes for purposes of Proposals 1, 2 and 3.

                            PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding shares of Emerald's Common Stock beneficially owned as of May 10, 2000 (prior to the Reverse Split) by: (1) each officer and director of Emerald; (ii) all officers and directors as a group; and (iii) each person known by Emerald to beneficially own five percent or more of the outstanding shares of its common stock.

      Name of                     Amount and Nature of      Percent of
      Beneficial Owner            Beneficial Ownership         Class
     -----------------------------------------------------------------------
      Douglas P. Morris(2)            1,026,259                13%
      Frank H. Ross, III(3)           1,481,293                19%
      Henry Obartuch (4)                499,667                 7%
      Northcliffe Consulting            400,000                 5%

      All Officers and Directors
      as a group (3 persons)          3,007,219                39%

      Total (1)                       6,868,698               100%

      (1) There were 6,868,698 (prior to the Reverse Split) shares issued and outstanding as of May 10, 2000. For purposes of disclosure of shares outstanding and shares owned by persons listed above, all shares issuable within 60 days are deemed to be issued and outstanding pursuant to rules and regulations of the Securities and Exchange Commission. Currently, the above-referenced persons own options to purchase 1,100,000 shares which are currently exercisable. Therefore, for the sole purpose of the above set forth chart, there are deemed to be 7,968,698 shares issued and outstanding.

      (2) A total of 676,259 of these shares are shares owned of record by Mr. Morris or his affiliates. The remaining 350,000 shares listed as owned relate to currently exercisable options to purchase 350,000 shares.

      (3) A total of 981,293 of these shares are shares owned of record by Mr. Ross. The remaining 500,000 shares listed above relate to currently exercisable options to purchase 500,000 shares.

      (4) A total of 249,667 of these shares are shares owned of record by Mr. Obartuch. The remaining 250,000 shares listed above relate to currently exercisable options to purchase 250,000 shares.

                           INFORMATION ABOUT EMERALD

General

      We are currently an inactive publicly held company. We intend to attempt to commence active business operations by acquiring an operating company. We are seeking to enter into active business operations by acquiring one or more other operating companies. We have entered into the Merger Agreement to acquire CCC Globalcom.

History of Emerald

      Emerald was formed March 22, 1989 for the purpose of investing in any and all types of assets, properties and businesses. Pursuant to a registration statement which was declared effective on December 19, 1989, Emerald registered 5,000,000 Units of its securities to be offered and sold in a public offering. The offering was closed on April 17, 1990 and a total of 1,315,600 Units were sold. The net offering proceeds were approximately $102,052. The offering was a "blind pool" or "blank check" offering. Emerald's previous business operations have been unsuccessful

Current Business Plan

      We believe that in order to commence active operations, we must acquire an operating company. We have entered into the Merger Agreement with CCC Globalcom which is described elsewhere in this Memorandum. If the Merger with CCC Globalcom is not completed, we will look for other acquisitions.

      Our Board of Directors believes that the CCC Globalcom Merger meets our objectives and has adopted resolutions approving the Merger Agreement and recommending that our stockholders approve the Merger and the other proposals to be voted upon at the Meeting

Financial Information About Emerald

       Our total assets at December 31,1999 were $6,643, all of which was cash. Our only assets since the sale of CTR and WRTI has been a limited amount of cash. On December 31, 1999, we had no liabilities. As of March 31, 2000 our total assets were $4,994. We intend to use such cash to pay for various filing fees and professional fees relating to our reporting obligations and to fund the costs which may arise from seeking new business opportunities.

      Even if the Merger is not completed, it is likely that we will be required to raise additional capital in order to attract another potential acquisition partner but there can be no assurance that we will be able to raise any additional capital. It is also likely that any future acquisition will be made through the issuance of shares of our common stock which will result in the dilution of the percentage ownership of the current shareholders.

      The auditors' report on our December 31, 1999 financial statements contains a going concern qualification, which provides that our ability to continue as a going concern is dependent upon us raising additional capital. We will continue to be an inactive company unless and until we raise additional capital and acquire CCC Globalcom or another an operating company. There can be no assurance that either will occur.

Results of Operations

      During 1999, 1998, 1997 and 1996, we conducted no operations and generated no revenues. Our total loss for 1999 was $6,735 compared to a loss of $19,895 during 1998. Our total loss for the three months ended March 31, 2000 was $1,649 compared to $13,335 for the three months ended March 31, 1999. It is unlikely that we will be able to generate any revenues unless and until we acquire CCC Globalcom or another operating company, of which there can be no assurance.

Market for the Emerald's Common Stock and Dividend Information

      There is currently no active market for our common stock and there can be no assurance that any active market will ever exist. The number of holders of record of our common stock was 170 as of May 10, 2000, as reported by our transfer agent. We have not paid any dividends to date and we do not anticipate paying dividends in the foreseeable future.

Current Management of Emerald

      Our current officers and directors are listed below. Our management will change as a result of the Merger (See "Proposal 4").

Name                                 Position
-------------------------------------------------------------------------
Frank H. Ross, III                   President//Director
Douglas P. Morris                    Vice President/Secretary/Director
Henry Obartuch, II                   Director

      Background information about our officers and directors is as follows:

     Frank H. Ross, III. Mr. Ross has been the president of Ross-Payne & Associates, a business consulting firm since 1973. Mr. Ross has been an officer and director of Emerald since March 5, 1994.

     Douglas P. Morris. Mr. Morris, is and has been since 1988, the owner of H & M Capital Investments, Inc. a privately-held business consulting firm. H & M Capital Investments, Inc. is engaged in consulting with privately-held and publicly-held companies relating to management, debt financing and equity financing. Mr. Morris is the president of Celtic Investment, Inc., a publicly held company engaged in the financial services business. Mr. Morris is also a director and President of Millennium Electronics, Inc. From 1984, to 1988, Mr. Morris was self-employed in managing his own investments. Mr. Morris received his Masters Degree in Public Administration at the University of Southern California in 1982, and his Bachelor of Arts Degree in Judicial Administration from Brigham Young University in 1978.

     Henry Obartuch, II. Mr. Obartuch was appointed a director of the Company in January 1996. Mr. Obartuch owns and operates a funeral home business in Chicago, Illinois.

                       PROPOSAL 1:  REVERSE STOCK SPLIT

      Our Board of Directors has adopted a resolution to effect a 1-for-20 reverse stock split of our outstanding common stock (the "Reverse Stock Split") and we will seek stockholder approval of the Reverse Stock Split at the Meeting. The Reverse Stock Split is a condition to the Merger with CCC Globalcom. For purposes of this Proposal 1, the pre-Reverse Stock Split shares are referred to as "Old Common Stock" and the post-Reverse Stock Split shares are referred to as "New Common Stock."

Reasons For The Proposal

      Our Management believes it to be in the best interests of our stockholders to decrease the number of shares of our common stock issued and outstanding following the closing of the Merger. Our Board of Directors and the Board of Directors of CCC Globalcom have agreed that the CCC Globalcom shareholders will be issued such number of shares of our common stock that they, as a group, will own approximately 95% of the total shares of Emerald's common stock issued and outstanding following the Merger. If the Reverse Stock Split is not effected, we will be required to issued approximately 151,000,000 shares of our common stock to the CCC Globalcom shareholders in order to provide them with 95% of the total shares issued and outstanding following the Merger as agreed upon in the Merger Agreement. In such event, the total number of shares issued and outstanding following the Merger would be approximately 165,000,000. We believe this number of shares is excessive and could have an adverse affect on future market and financing activities. If the Reverse Stock Split is effected, the total number of shares issued and outstanding following the Merger will be approximately 31,693,435.

      We believe that a reduction in the number of shares outstanding following the Merger will aid in the possible creation of a trading market for our common stock and may allow our shares to be priced at an amount which will cause Emerald to be of more interest to the financial markets.

      The effect of the Reverse Stock Split will be that the our stockholders who own twenty or more shares of our Old Common Stock will receive one share of New Common Stock for each twenty shares of Old Common Stock held at the time of the Reverse Stock Split. In addition, in lieu of fractional shares of New Common Stock, we will "round up" any factional shares of New Common Stock by issuing a fraction of a share of New Common Stock to any stockholder who otherwise would hold a fractional share so that each stockholder holds a whole number of shares of New Common Stock following the Reverse Stock Split.

Effecting the Reverse Stock Split

      In the event our stockholders approve the Reincorporation Merger to change the Company's domicile to Nevada as described in Proposal 2 of this Proxy Statement, the Reverse Stock Split will be effected in connection with the Reincorporation Merger. In such event, each twenty shares of Emerald's common stock will be converted into one share of the new Nevada corporation's common stock. If our stockholders do not approve the Reincorporation Merger, the Reverse Stock Split will be effected by way of an amendment to the Company's Certificate of Incorporation.

Effect of the Reverse Stock Split

      With the exception of the number of outstanding shares, the rights and preferences of the shares of common stock before and after the Reverse Stock Split will remain substantially the same except as otherwise described in Proposal 2 and Proposal 3 of this Proxy Statement. If the Reverse Stock Split is effected, it is not anticipated that our financial condition, the percentage ownership of management, the number of our stockholders or any other aspect of our business will change materially solely as a result of the Reverse Stock Split. However, all of such things will change as a result of the Merger described in Proposal 3. The Reverse Stock Split will not change the par value of shares of common stock.

      The Board of Directors considered reducing the number of shares of authorized common stock in connection with the Reverse Stock Split but determined that the availability of additional shares may be beneficial to Emerald in the future. The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by stockholders or the time delay involved in obtaining stockholder approval (unless required by applicable law or regulation). Such purposes could include effecting future acquisitions of other businesses or meeting requirements for working capital or capital expenditures through the issuance of shares. To the extent that any additional shares (or securities convertible into common stock) may be issued on other than a pro rata basis to current stockholders, the present ownership position of current stockholders may be diluted. Our common stock has no preemptive rights. In addition, if another party should seek to acquire or take over control of Emerald, and the Board does not believe such transaction is in the best interest of Emerald and its stockholders, some or all of the authorized shares could be issued to another party to try to block such transaction.

Options and Warrants

      As a result of the Reverse Stock Split, all outstanding Stock Options will be correspondingly adjusted both in the number of shares issuable upon the exercise of such options and the purchase price thereof.

Federal Income Tax Consequences

      The following discussion summarizes certain federal income tax consequences, is based on current law and is included for general information only. Stockholders should consult their own tax advisors as to the federal, state, local and foreign tax effects of the Reverse Stock Split in light of their individual circumstances. Neither the receipt of shares of New Common Stock in exchange for Old Common Stock nor the issuance of a fractional share of New Common Stock to round up to a whole number of shares will result in recognition of gain or loss to the stockholder. The aggregate adjusted tax basis of a stockholder's New Common Stock will be the same as the stockholder's aggregate adjusted tax basis in the Old Common Stock. The holding period of New Common Stock received in exchange for Old Common Stock will include the stockholder's holding period in the Old Common Stock. No gain or loss will be recognized by Emerald upon the Reverse Stock Split.

Exchange of Certificates

      If the Reverse Stock Split is approved by the stockholders, the Company will either file an amendment to its Certificate of Incorporation with the Delaware Secretary of State and the Reverse Stock Split will become effective on the date of that filing or the Company will, if stockholders approve the Reincorporation Merger, effect the Reverse Stock Split through the filing of Articles of Merger with the Nevada Secretary of State and a Certificate of Ownership and Merger with the Delaware Secretary of State. The effective date of the Reverse Stock Split also will constitute the record date for identifying holders of Common Stock to be notified of the Reverse Stock Split. As soon as practicable after the effective date of the Reverse Stock Split, stockholders will be notified and requested to surrender the certificates representing their shares of Old Common Stock to the Company's transfer agent in exchange for certificates representing their shares of New Common Stock. Commencing with the effective date of the Reverse Stock Split, each certificate representing twenty shares of Old Common Stock will be deemed, for all corporate purposes, to evidence ownership of shares of New Common Stock at the ratio of one share of New Common Stock (rounded up for any fractional shares resulting therefrom).

         For the purposes of determining ownership of common stock, shares will be considered to be held by the person in whose name those shares are registered on the stock records of the Company, regardless of the beneficial ownership of those shares.

         No transfer agent fees will be payable by stockholders in connection with the exchange of certificates, and all transfer agent expenses will be borne by Emerald if the certificates for the old Common Stock are delivered to the transfer agent for exchange into New Common Stock certificates in a timely manner and in accordance with our instructions.

Vote Required

       A vote in favor of the Reverse Stock Split will be deemed to be a vote in favor of amending our Certificate of Incorporation if the Reverse Stock Split is not effected through the Reincorporation Merger. Approval of the Reverse Stock Split, whether it is effected through the Reincorporation Merger or through an amendment to our Certificate of Incorporation, requires the affirmative vote of a majority of the outstanding shares of common stock.

Board Recommendation

         The Board of Directors recommends a vote "FOR" approval and adoption of the proposal to effect the Reverse Stock Split.

                     PROPOSAL 2: REINCORPORATION PROPOSAL

      Emerald's Board of Directors has unanimously approved and, for the reasons described below, unanimously recommends that Emerald's stockholders approve a proposal which provides, among other things, for the change of Emerald's state of incorporation from Delaware to Nevada (the "Reincorporation Proposal"). If the Reincorporation Proposal is approved by our stockholders, the number of shares of our common stock authorized will be increased from 30,000,000 to 100,000,000.

      In order to change the domicile of Emerald from Delaware to the State of Nevada, Emerald will form a wholly-owned subsidiary corporation in Nevada ("Emerald Nevada") and, if Emerald's shareholders approve this Proposal 2, Emerald will merge into Emerald Nevada and Emerald Nevada will be the surviving company. As the result of such merger (the "Reincorporation Merger"), Emerald will then be a Nevada corporation and will be domiciled in Nevada.

Purposes of the Reincorporation Proposal- Change of State of Domicile

      Emerald's Board of Directors believes that the best interests of Emerald and its stockholders will be served by changing Emerald's place of incorporation from the State of Delaware to the State of Nevada. The Board of Directors believes that the franchise tax imposed by the State of Delaware is an unnecessary expense for Emerald and will be a greater expense following the Merger. Delaware franchise fees are based upon the authorized capital of a company and the asset value of Emerald. As the asset value grows, the amount of the franchise fees grows. There is no corresponding franchise tax in the State of Nevada. While a large number of public corporations maintain their domicile in Delaware, the Nevada Business Corporation Act (the "Nevada law") provides for favorable business corporation laws in Nevada, similar in most respects to the laws of the State of Delaware. For the foregoing reasons, the Board of Directors believes that the activities of Emerald can be carried on to better advantage if Emerald is able to operate under the laws of Nevada. See "Comparison of Shareholders' Rights Under Nevada and Delaware Law."

      The following discussion summarizes important aspects of the Reincorporation Proposal demonstrating that there is no negative impact on stockholder rights from the change. This summary does not purport to be a complete description of the Reincorporation Proposal or of Delaware or Nevada corporate law. Copies of the existing Certificate of Incorporation of Emerald, the Articles of Incorporation of Emerald Nevada, the Bylaws of Emerald and of Emerald Nevada and the Reincorporation Merger Agreement are available for inspection at Emerald's offices and copies will be sent to stockholders on request.

      If Proposal 1 (the Reverse Stock Split  proposal) is approved by Emerald's
stockholders,   the  Reverse   Stock   Split  will  be   effected   through  the
Reincorporation Merger.

      If Proposal 3 (the Merger proposal) and this Proposal 2 are approved by Emerald's stockholders, Emerald's name will be changed from Emerald Capital Investment, Inc. to CCC Globalcom Corporation in the Reincorporation Merger.

The Reincorporation Merger

      Emerald Nevada will be a wholly-owned subsidiary of Emerald. It will be organized for the sole purpose of effecting the reincorporation of Emerald in the State of Nevada. The reincorporation transaction will involve the merger of Emerald with and into Emerald Nevada (the "Reincorporation Merger").

      Existing stock certificates will remain valid and there is no need for stockholders to exchange existing stock certificates for new ones; provided, however, Emerald will encourage stockholders to exchange certificates to give effect not only to the reincorporation but also to the Reverse Stock Split and the change of Emerald's name to CCC Globalcom Corporation At the Effective Time (as defined in the Reincorporation Merger Agreement), the separate existence of Emerald will cease and Emerald Nevada will succeed, to the extent permitted by law, to all the business, properties, assets and liabilities of Emerald. Each twenty (20) shares of common stock of Emerald ("Delaware Common Stock" ) outstanding immediately prior to the Effective Time will, by virtue of the Reincorporation Merger, be converted into one fully paid share of new Common Stock of Emerald Nevada ("Nevada Common Stock").

      It is anticipated that the Reincorporation Merger will become effective in the next 30 to 60 days. However, the Reincorporation Merger Agreement provides that the Merger may be abandoned prior to the Effective Time thereof, either before or after shareholder approval. In addition, the Reincorporation Merger Agreement may be amended prior to the Effective Time of the Merger, either before or after shareholder approval thereof; provided, however, that the Reincorporation Merger Agreement may not be amended after shareholder approval if such amendment would (1) alter or change the amount or kind of shares or other consideration to be received by shareholders in the Merger, (2) alter or change any term of the Emerald Nevada Articles of Incorporation, (3) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the stockholders, or (4) otherwise violate applicable law.

Other Effects of the Reincorporation

      Approval of the Merger Agreement and the Reincorporation Proposal by Emerald's shareholders will also constitute approval of the provisions of the Emerald Nevada Articles and the Emerald Nevada Bylaws . For a description of the differences between the Emerald Nevada Articles and Emerald Nevada Bylaws and Emerald's Certificate of Incorporation and Bylaws, see "Differences in Charter Document Provisions." In addition, as shareholders of a Nevada corporation, the rights of shareholders of Emerald Nevada will be governed by Nevada rather than Delaware law. See "Comparison of Shareholders' Rights Under Nevada and Delaware Law."

Differences in Charter Document Provisions

      Except as described herein, the Board of Directors does not believe that there are any material differences between Emerald's Certificate of Incorporation and Bylaws and Emerald Nevada's Articles of Incorporation and Bylaws. The Certificate of Incorporation of Emerald presently authorizes the issuance of 30,000,000 shares of common stock, $.001 par value and 5,000,000 shares of preferred stock, $.001 par value. Emerald Nevada has been formed with 100,000,000 shares of common stock authorized and with 5,000,000 shares of preferred stock authorized. The preferred stock will be issuable in such series and with such characteristics as determined by the Board of Directors. This is the same as our preferred stock authorized in a current Certificate of Incorporation in the State of Delaware. Terms of the Nevada Common Stock will be substantially identical to those of the Delaware Common Stock. For example, neither shares have preemptive rights nor cumulative voting rights.

      Inasmuch as the number of shares of the Nevada Common Stock authorized will be 100,000,000, a vote in favor of the Reincorporation Merger will be a vote in favor of increasing the number of shares of our common stock from 30,000,000 to 100,000,000.

      As permitted by Nevada law, the Emerald Nevada Articles of Incorporation and Bylaws eliminate or limit the personal liability of a director. This is similar to the provisions of Delaware and Emerald's current Certificate of Incorporation and Bylaws. Nevada law and Delaware law contain generally similar provisions for the indemnification of directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers under the Emerald Nevada Articles of Incorporation and Bylaws, it is the position of the Securities and Exchange Commission that such indemnification would be against public policy as expressed in the Act and therefore unenforceable.

Comparison of Stockholders' Rights Under Nevada and Delaware Law

      Although it is impracticable to compare all of the aspects in which the general corporation laws of Nevada and Delaware differ, the following is a summary of the provisions of these laws.

     Action by Stockholder Consent. Nevada law and Delaware law provide that stockholder action may be taken without a meeting if a written consent is signed by shareholders holding the number of shares necessary to authorize the action if the action were taken at a meeting of stockholders (usually a majority of a quorum).

      Voting Rights. The Certificate of Incorporation of Emerald and the Articles of Incorporation of Emerald Nevada provide that the holders of each company's common stock are entitled to one vote per share on all matters to be voted upon by its shareholders and do not provide for cumulative voting.

      Appraisal Rights. Under Delaware Law and Nevada Law, appraisal rights are available only in connection with statutory mergers or consolidations. Even in such a case, unless the Certificate of Incorporation otherwise provides (that of Emerald does not so provide), Delaware Law does not recognize dissenters' rights if the shares of the merged corporation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by NASDAQ or held of record by more than 2,000 shareholders. Nevada Law does not include a similar limitation for appraisal rights.

Federal Income Tax Consequences of the Reincorporation Merger

      Emerald believes that for federal income tax purposes the Reincorporation Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and that consequently the holders of the Delaware Common Stock will not recognize any gain or loss as a result of the Reincorporation Merger. For federal income tax purposes, each stockholder of Emerald will retain the same tax basis in his or her Nevada Common Stock as he or she had in the corresponding Delaware Common Stock held immediately prior to the Effective Time of the Merger, and the holding period of the Nevada Common Stock will include the period during which such stockholder held the corresponding Delaware Common Stock.

      Although it is not anticipated that state or local income tax consequences to shareholders will vary from the federal income tax consequences described above, holders should consult their own tax advisors as to the effect of the reorganization under state, local or foreign income tax laws. Emerald believes that it will not recognize any gain, loss or income for federal income tax purposes as a result of the Reincorporation Merger, and that Emerald Nevada will succeed, without adjustment, to the tax attributes of Emerald.

Name Change

      Emerald Nevada was incorporated under the name of CCC Globalcom Corporation in anticipation of the acquisition of CCC Globalcom in the Merger (See "Proposal 3").. Therefore, the Board of Directors believes it is in the best interests of Emerald and the stockholders to change Emerald's name to CCC Globalcom Corporation The name change will be effected in the Reincorporation Merger. Approval of the Reincorporation Merger will be deemed to be approval and authorization by Emerald's stockholders to change of Emerald's name from Emerald Capital Investment, Inc., to CCC Globalcom Corporation.

Dissenting Shares

      In connection with the Reincorporation Merger, Emerald's stockholders are entitled to dissenter rights (appraisal rights under the Delaware General Corporation Law.) Emerald's shares, if any, as to which the holders thereof have perfected appraisal rights in the manner set forth in Section 262(d) of the Delaware General Corporation Law (the "Dissenting Emerald Shares") shall, at the effective time of the Reincorporation Merger, be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Emerald Shares, in the manner and at the time determined pursuant to Delaware Law. See "Dissenting Stockholders' Rights".

Vote Required

      Approval of the Reincorporation Merger, and the accompanying change of Emerald's name and authorization of a class of preferred stock, requires the affirmative vote of a majority of the outstanding shares of common stock.

Board Recommendation

         The Board of Directors recommends a vote "FOR" approval and adoption of the proposal to effect the Reincorporation Merger and its accompanying change of Emerald's name and authorization of an increase in the number of shares of common stock authorized.

                              PROPOSAL 3: MERGER

Merger With CCC Globalcom

      The Merger Agreement provides that, subject to the approval of the Merger Agreement by the shareholders of both Emerald and CCC Globalcom and the satisfaction or waiver of certain other conditions, the Merger will be effected and Emerald Merger Sub will be merged with and into CCC Globalcom, which will be the surviving corporation and which will be a wholly-owned subsidiary of Emerald. After the Merger CCC Globalcom will continue to carry out its current business plan.

      At the effective time ("Effective Time") of the Merger, all of the issued and outstanding shares of CCC Globalcom will be converted into a total of
30,250,000 shares of Emerald, calculated after the Reverse Split. We have entered into a Merger Agreement whereby we have agreed to acquire CCC Globalcom by way of a merger ("Merger"). In connection with the Merger, we will form a subsidiary under the laws of the State of Utah under the name of Emerald Merger Sub, Inc. ("Merger Sub"). The Boards of Directors of Emerald and CCC Globalcom have approved the Merger Agreement which provides that (i) Merger Sub will merge into CCC Globalcom and CCC Globalcom will be the survivor of such Merger; (2) each share of common stock of CCC Globalcom

("CCC Globalcom Shares") will be converted into one share of common stock of Emerald ("Emerald Shares"); (3) all 100 shares of Merger Sub issued and outstanding will, on the Effective Date, be converted into 100 shares of CCC Globalcom; and (4) CCC Globalcom will, after the Effective Time, be a wholly-owned subsidiary of Emerald.

      The obligation of CCC Globalcom and Emerald to consummate the Merger is subject to the fulfillment by us and CCC Globalcom of various conditions including the Reverse Stock Split.

       The number of shares of our common stock to be issued in the Merger was determined by the parties on an arm's length basis and factors such as book value, historical revenues, cash flow, earnings and potential growth were considered by the Boards of Directors of Emerald and CCC Globalcom in reaching an agreement.

Reasons for Merger

      We are currently an inactive company and our business plan is to seek a suitable merger partner. Our reason for participating in the Merger is to enable us to commence active business operations in a business which our management believes (1) has potential for long-term growth; (2) has a proven product or service in place; (3) has experienced management in place; and (4) is involved in an industry which holds interest for product users, government agencies and investors.

       Our reasons for entering into the Merger Agreement and participating in the Merger are: (1) the Merger is consistent with our business plan which is to acquire or invest in another company; (2) our Board of Directors believes that CCC Globalcom is an appropriate acquisition target; and (3) our Board of Director's believes that the terms of the Merger are fair to our stockholders.

      As a result of our limited activities, operating loss and part-time management, no active market has ever developed for our common stock. Our stockholders have had essentially no opportunity to liquidate their shares of Emerald's common stock. We have not paid any dividends to its stockholders and no dividends are anticipated.

      CCC Globalcom has informed us that its reason for participating in the Merger is (1) to obtain additional working capital; (2) to have potential access to public markets for its shareholders thereby providing liquidity for their investment; (3) to facilitate future capital raising efforts to the extent necessary, (4) to enable it to provide incentives to employees with stock options; and (5) to reduce ownership dilution which may result if CCC Globalcom were to undertake its own initial public offering.

Business of CC Globalcom

      CCC Globalcom was incorporated in the State of Texas in August 1999. CCC Globalcom was formed to engage in the telecommunications industry. CCC Global has not conducted any operations as of the date of this Memorandum and has only limited assets. CCC Globalcom intends to commence operations through acquisition of one or more other companies which are engaged in the telecommunication business. CCC Globalcom intends to operate in the United States as well as internationally. CCC Global's first acquisition will be Ciera Network Solutions, Inc. which is a non-facilities based, switchless reseller of telecommunications services. Ciera purchases communications services from other communications services providers and then resells the services to retail and commercial accounts as well as other telecommunications companies. Ciera was formed in December 1998. Additional information about CCC Globalcom's business is attached hereto as Exhibit "A".

Financial Information

      Financial Statements of Emerald, CCC Globalcom and Ciera are attached hereto.

Share Ownership Following Merger

      Following the Merger, it is anticipated that the officers, directors and five percent or greater shareholders of Emerald will be as follows assuming all 1,000,000 Shares offered are sold and assuming none of the below listed persons purchase Shares in the offering:

Name of                       Amount and Nature of             Percent of
Beneficial Owner              Beneficial Ownership(1)       Class Ownership
----------------------------------------------------------------------------
Ziad A. Hakim (2)                   15,500,000                  49%
Paul Licata (3)                      2,000,000                   6%
Douglas P. Morris (4)                3,683,813                  12%
CCC Communications, LTD.(5)          3,000,000                   9%
AMT Trading (5)                      7,000,000                  22%

      (1) Excludes shares which may be issued upon the exercise of options owned by the above-referenced persons which are described elsewhere in this Proxy Statement. Assumes all shares offered in the current private placement are sold.

      (2) Mr. Hakim is the owner of 5,500,000 of these shares. A total of 3,000,000 of these shares will be owned by CCC Communications, LTD., and 7,000,000 of these shares will be owned by AMT Trading, both of which companies are affiliates of Mr. Hakim.

      (3) A total of 1,000,000 of these shares are owned by Paul Licata, P.C. and 1,000,000 of these shares are owned by 1999 DC Trust, both of which are affiliates of Mr. Licata.

      (4) These shares are owned by Mr. Morris or his affiliates as follows: (i) Douglas P. Morris - 1,033,813 shares; (ii) Douglas P. Morris - IRA - 300,000 shares; (iii) Hyacinth Resources, Inc. - 1,350,000 shares; and
      (iv) H&M Capital Investment, Inc. - 1,000,000 shares.

      (5) These shares are also included in the shares attributed to Mr. Hakim (see footnote 2).

Escrow

      We have agreed with CCC Globalcom that the value of CCC Globalcom is based, in part, upon the completion of certain actions set forth in its business plan. The business plan calls for CCC Globalcom to acquire:

      o     a company based in Houston, known as Virtual Network Company;

      o     a company based in Arizona (the "Phase II Acquisition");

      o     a company based in Venezuela; and

      o     a company based in Colombia.

      Inasmuch as the completion of these acquisitions is not solely within the control of CCC Globalcom and its management, some of the shareholders of CCC Globalcom have agreed to deposit a portion of the Emerald Common Stock issued to each of them in the Merger into an escrow ("Escrow"). At the closing of the Merger, 17,700,000 of the shares of Emerald Common Stock to be issued in the Merger ("Escrow Shares") shall be deposited into Escrow. In general, the Escrow Shares will be release from Escrow as follows:

o 8,850,000 of the Escrow Shares shall be released to the CCC Globalcom shareholders from the Escrow upon the closing of any of the Venezuela Acquisition, the Virtual Network Company or the Colombian Acquisition; provided however, that in the event that at least one of these acquisitions is not completed within 90 days from the date of the closing of the Merger, 8,850,000 Escrow Shares shall be removed from the Escrow, delivered to Emerald and cancelled by Emerald. The parties anticipate that approximately $1,500,000 will be required to complete each of these acquisitions. It is anticipated that such funds must come from the sale of additional shares of Emerald common stock in a private placement.

o 8,850,000 of the Escrow Shares shall be released to the CCC Globalcom shareholders from the Escrow upon the closing of the Phase II Acquisition; provided however, that in the event that the Phase II Acquisition is not completed within six months from the Closing Date, these 8,850,000 Escrow Shares shall be removed from the Escrow, delivered to Emerald and cancelled by Emerald. We anticipate that approximately $6,000,000 will be required to complete this acquisition. We anticipate that such funds must come from the sale of additional shares of Emerald common stock in a private placement. Furthermore, Emerald will be required to issue approximately $6,000,000 of its stock to the shareholders of the Phase II Acquisition in order to complete such acquisition.

Status of Federal Securities Regulations

      Our shares to be issued in the Merger will not have been registered under the Act, upon reliance upon the exemption from such registration provided by
Section 4(2) of the Act and Rule 506 promulgated thereunder. Our shares which will be issued in the Merger will be deemed to be "restricted" securities as that term is defined in Rule 144 promulgated by the SEC under the Securities Act. The certificates evidencing the Emerald shares in the Merger will bear restrictive legends.

Federal Tax Consequences

      The transaction contemplated by the Agreement and Plan of Merger is intended to qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and if so qualified, will not result in the recognition of any taxable gain or loss by either Emerald, CCC Globalcom, or the stockholders of either. Neither Emerald nor CCC Globalcom has applied for a tax ruling with respect to the Merger, nor have they obtained an opinion of counsel with respect to the Merger. Therefore, no assurances can be given that the expected tax result will be achieved in the proposed transaction.

Accounting Treatment of Merger

      We anticipate that the Merger will be effected as a reverse acquisition for accounting purposes and in such event, for accounting purposes only, CCC Globalcom will be deemed to be the acquiring and surviving company and Emerald will be deemed to be the acquiree. Attached to this Proxy Statement are the historical financial statements of CCC Globalcom.

The Approximate Number of Shareholders

      We currently have approximately 170 shareholders of record. CCC Globalcom will have on the Closing Date approximately 95 stockholders. Additional persons will become stockholders of Emerald as a result of their purchases of shares of our common stock in the private placement which is currently being conducted.

Lack of Opinions, Appraisals and Reports

      No unaffiliated representative has been retained to act solely on behalf of Emerald or CCC Globalcom for the purposes of negotiating the terms of the Merger or preparing a report concerning its fairness. We have not solicited or obtained any appraisal, report or opinion by any outside party regarding the Merger. Our Board chose not to retain the services of an investment advisor, because it believed the cost of such services would be excessive relative to the size of the transaction and for the reasons set forth herein.

Interests of Certain Persons in the Merger

      We are not aware of any interest, direct or indirect, in the proposed Merger by any director or officer of Emerald, other than that of a stockholder except as set forth herein.

     Douglas P. Morris. Douglas P. Morris is Vice President and Director of Emerald. After the Effective Date, he will be a Director of Emerald following the Merger. Douglas P. Morris and his affiliates will be issued 3,650,000 shares of CCC Globalcom for services rendered in the Merger. All of these shares will be converted into shares of Emerald Common Stock in connection with the Merger.

Effect of Stockholder Approval of Proposal 3

      If Proposal 3 is approved by our stockholders, the Board of Directors intends to complete the Merger. In such event, we will acquire CCC Globalcom and in connection therewith, we will issue 30,250,000 post-Reverse Stock Split shares to the shareholders of CCC Globalcom. If the Merger is completed, Emerald's stockholders will suffer significant dilution in their percentage ownership of Emerald's issued and outstanding common stock. Our current stockholders now own 100% of the total shares of Emerald's common stock issued and outstanding. If the Merger is completed, our current stockholders will together own approximately 1% the total shares then issued and outstanding. Therefore, following the Merger, the current shareholders of CCC Globalcom will have voting control over Emerald.

Effect of Stockholder Rejection of Proposal 3

      If Proposal 3 is not adopted by our stockholders, we will not acquire CCC Globalcom and will continue searching for other Potential Business Acquisitions to participate in or acquire.

Copy of Agreement and Plan of Merger

      A copy of the Agreement and Plan of Merger, which contains the details of the Merger and related transactions, will be provided free of charge to any stockholder upon request to Emerald's Vice President, Douglas P. Morris.

Vote Required

      Approval of the Merger requires the affirmative vote of a majority of the outstanding shares of common stock.

Board Recommendation

         The Board of Directors recommends a vote "FOR" approval and adoption of the proposal to effect the Merger.

                      PROPOSAL 4:  ELECTION OF DIRECTORS

      The Merger Agreement provides for the resignation of all of the present officers and all of the directors of Emerald, except for Douglas P. Morris, upon the closing of the Merger and the assumption of directoral offices by the persons proposed by the management of CCC Globalcom and approved by our stockholders. Therefore, subject to the approval of the Merger, our Board of Directors recommend a vote for the election of the below listed individuals as directors of Emerald.

     Proxies in the accompanying form, duly executed and received in time to be voted at the meeting, which do not withhold authority to vote for directors, will be voted in favor of the election of the persons named below to serve for a term of one year or until their successors are elected and qualified. Except for Douglas P. Morris, none of the candidates for the office of directors proposed herein has previously served in that capacity for Emerald. If any person nominated should refuse or be unable to serve, proxies will be voted for such person or persons as may be designated by the nominees to replace any of the persons unable or unwilling to serve. Our Management has no reason to believe that any of the nominees will refuse or be unable to serve.

      STOCKHOLDERS ARE REMINDED OF THE FACT THAT THE PROPOSAL TO ELECT DIRECTORS IS RELATED TO THE MERGER, AND STOCKHOLDERS VOTING AGAINST THE MERGER PROPOSAL SHOULD ALSO CONSIDER VOTING AGAINST THE NOMINEES FOR ELECTION AS DIRECTORS.

      The following named individuals are nominated as directors of Emerald:

                             Ziam Hakim
                             Paul Licata
                             Douglas P. Morris

      Additional information about the backgrounds of the nominees is as follows:

     Ziad A. Hakim. Mr. Hakim, as an engineer, businessman and corporate executive has extensive global expertise in the telecommunication arena, through individual and joint ventures has established Internet, Private Line and Cellular Phone companies in several countries around the world and telecommunications presence in Venezuela, Ecuador, Peru, Antigua/Barbuda, Anguila, Ivory Coast and in Benin, Africa. Mr. Hakim has served as petroleum and Telecommunications advisor to the Government of Grenada, Ukraine, Benin and Ecuador. Mr. Hakim served as the Chairman of CCOM of Venezuela and Peru and as President for POINTECOM for the International, Central and South American market. Most recently served as Chief Executive Officer of Commodity Customer Corporation, a consulting firm, including implementations of telecommunciations network in America. Mr. Hakim, holds a B.S. in Electrical Engineering from Florida Institute of Technology.

     Paul B. Licata. Mr Licata has practiced law in Houston, Texas for the past 26 years. His practice has included business and corporate law matters as well as litigation. He earned his undergraduate degree from the University of Texas and his law degree from the University of Houston. He has taken a leave of absence from his law practice to devote his time fully to the business development of CCC Globalcom. During his legal career, Mr. Licata has represented various corporations, both foreign and domestic and has headed foreign companies' investments into the U.S. real estate market. Mr. Licata has also been instrumental in U.S. companies obtaining licenses to do telecommunications business in South America. Mr. Licata is licensed in the Supreme Court of Texas, all federal courts in Texas, including the Court of Appeals, and licensed in the Supreme Court of the United States.

      Douglas P. Morris.  See page 12 above.

Executive Compensation

      No officer or director of CCC Globalcom was a paid a salary in excess of $100,000 during any of the last three years. No officer or director of CCC Globalcom has been paid any cash compensation since its inception. It is anticipated that Mr. Hakim will be paid a salary of approximately $250,000 during the next year and that Mr. Licata will be paid a salary of approximately $192,000 during the next year. Exact compensation arrangements, including incentive compensation, have not be determined as of the date of this Memorandum

                         DISSENTING STOCKHOLDER RIGHTS

      You are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL"). Section 262 of the DGCL is reprinted in its entirety as Appendix C to this proxy statement. All references in Section 262 of DGCL and in this summary to a "stockholder" are to the record holder or beneficial owner of shares of Emerald common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of Emerald common stock that are held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to properly follow the steps summarized below in a timely manner to perfect whatever appraisal rights you may have.

      The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. If you wish to exercise statutory appraisal rights or preserve your right to do so, you should review this discussion and Appendix C carefully to comply strictly with the procedures set forth herein and therein, or you may lose your appraisal rights.

      If you elect to demand the appraisal of your shares you must deliver to Emerald a written demand for appraisal of your shares of Emerald common stock before the taking of the vote on the Merger at the Special Meeting. The demand must reasonably inform Emerald of your identity and that you intend to demand the appraisal of your shares of Emerald common stock. This written demand for appraisal of the shares of Emerald common stock must be in addition to and separate from your proxy or vote against the merger. Voting against, abstaining from voting, or failing to vote on the Merger will not constitute a demand for appraisal within the meaning of Section 262. If you elect to demand appraisal rights, you will not be granted appraisal rights under Section 262 if you have either voted in favor of the Merger or consented thereto in writing (including by granting the proxy solicited by this proxy statement or by returning a signed proxy without specifying a vote against the Merger or a direction to abstain from such vote). Additionally, appraisal rights will not be granted under Section 262 if you do not continuously hold through the effective time of the Merger your shares of Emerald common stock with respect to which you demand appraisal.

      You must fully and correctly execute a demand for appraisal as your name appears on the certificate or certificates representing your shares of Emerald common stock. If your shares of Emerald common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the fiduciary must execute the demand. If the shares of Emerald common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, all joint owners must execute the demand. An authorized agent, including an agent for two or more joint owners, may execute your demand for appraisal; however, the agent must identify you as the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as your agent.

      If you elect to exercise your appraisal rights, you must mail or deliver your written demand to the Secretary of Emerald at 536 North 100 West, Heber City, UT 84032. The written demand for appraisal must specify your name and mailing address, the number of shares of Emerald common stock you own, and that you are thereby demanding appraisal of your shares. Within ten days after the effective time of the Merger, Emerald must provide notice of the effective time to all stockholders who have complied with Section 262 and who have not voted for or consented to adoption of the Merger Agreement.

      Within 120 days after the effective time, either Emerald or any stockholder who has complied with the required conditions of Section 262, and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the value of the shares of Emerald common stock of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the shares of Emerald common stock owned by such stockholders, determining the fair value of such shares of Emerald common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Chancery Court is to take into account all relevant factors including:

      o     market value;
      o     asset value;
      o     dividends or the lack of dividends;
      o     earning prospects;

      o     the nature of Emerald's enterprise;
      o the discounted cash flows of Emerald (there have been no revenues for several years); and
      o     any other factors that the court deems relevant.

         The court is required to determine the amount necessary to compensate the stockholder for the loss of his interest in Emerald as a going concern rather than in a liquidation context.

         If you seek appraisal you should know that the "fair value" of your shares of Emerald common stock determined under Section 262 could be more than, the same as, or less than the merger consideration you will receive in the merger, and that the opinion of CIBC World Markets as to fairness, from a financial point of view, is not an opinion as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Emerald common stock entitled to appraisal.

         If you have duly demanded appraisal in compliance with Section 262, you will not, from and after the effective time of the Merger, be entitled to vote for any purpose the shares of Emerald common stock subject to your demand or to receive payment of dividends or other distributions on your shares of Emerald common stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the effective time.

         At any time within 60 days after the effective time of the Merger, you shall have the right to withdraw your demand for appraisal and to accept the terms offered in the Merger. After this period, you may withdraw your demand for appraisal only with the consent of Emerald. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the effective time, stockholders' rights to appraisal shall cease, and all holders of shares of Emerald common stock shall be entitled to receive the Merger Consideration as provided for in the Merger Agreement. Inasmuch as Emerald has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

      A copy of relevant Delaware law regarding dissenters rights is attached hereto as an exhibit.

                        EXCHANGE OF STOCK CERTIFICATES

      In the event the proposals set forth herein are approved by our stockholders, it will be necessary to exchange the stockholders' existing stock certificates for stock certificates which set forth Emerald's new name and which give effect to the Reverse Stock split. Stockholders are requested to mail their stock certificates to our transfer agent, Fidelity Transfer Company, 1800 S. West Temple Suite 301, Box 53, Salt Lake City, UT 84115; telephone (801) 466-4122- for transfer into new certificates. We will pay for the issuance of one certificate to each stockholder if his or her certificate is received on or before July 31, 2000. Stockholders desiring more than one certificate will be required to pay additional charges directly to the transfer agent.

                                 OTHER MATTERS

      Our Management knows of no other matter which may come before the meeting. However, if any additional matters are properly presented at the meeting, it is intended that the per sons named in the enclosed Proxy, or their substitutes, will vote such Proxy in accordance with their judgment on such matters.

      IN ORDER THAT YOUR SHARES MAY BE REPRESENTED IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY. IN THE EVENT YOU ARE ABLE TO ATTEND, WE WILL, IF YOU REQUEST, CANCEL THE PROXY.


                                          By Order of the Board of Directors

                                          /s/ Douglas P. Morris, Vice President

Heber City, UT
May 17, 2000

                                  EXHIBIT "A'
                           BUSINESS OF CCC GLOBALCOM

General

      CCC Globalcom was incorporated in the State of Texas on August 9, 1999 to engage in the telecommunications industry. CCC Globalcom has not commenced operations and its activities have been limited to developing a business plan, identifying potential acquisitions and identifying potential markets and opportunities in the telecommunications business in the United States and Internationally. CCC Globalcom will, as a condition to the closing of the Merger, acquire Ciera Network Systems, Inc., a switchless reseller of long distance and other telecommunication services. CCC Globalcom has also identified and had discussions with additional acquisition targets.

      CCC Globalcom's initial primary business strategy is to offer "CLEC" services (Competitive Local Exchange Companies) in the United States and internationally. CCC Globalcom also intends to offer a wide variety of communication services such as voice, data and broadband communication services. CCC Globalcom intends to offer these services to customers on a single bill ("bundled services").

      CCC Globalcom intends to focus its operations in developed and under-developed markets in the United States, South America, Central America and the Caribbean. CCC Globalcom intends to begin its operations, through the acquisition of Ciera, as a switchless reseller of various communications products and services which have, or will be, contracted for and provided by switch based carriers. These carriers may or may not be transparent to CCC Globalcom's customers, however, it is intended that the majority of the products and services will be private labeled to carry the CCC Globalcom name and logo, creating name recognition and market presence for its product.

Industry Background and Government Regulation

      The telecommunications industry's structure has until recently been formed by a 1982 court decree (the "Consent Decree") between AT&T and the United States Department of Justice which required the divestiture by AT&T of its Bell operating companies and divided the country into 201 Local Areas and Transport Areas ("LATA's"). The 22 Bell operating companies, which were combined into seven Regional Bell Operating Companies ("RBOCs"), were allowed to provide local telephone service, local access service to long distance carriers and service within LATAs ("intraLATA service"). However, the right to provide service between LATAs ("InterLATA service") was restricted to AT&T and other long distance carriers.

         To  encourage  competition  in the long  distance  market,  the Consent
Decree and certain FCC regulations require most RBOCs and other local exchange carriers ("LECs") to provide access to local exchange services that is "equal in type, quality and price" to that provided to AT&T and with the opportunity to be selected by customers as their preferred long distance carrier. These "equal access" provisions are intended to prevent preferential treatment of AT&T by LECs and, with other regulatory, judicial and technological factors, have helped smaller companies to become competitive alternatives to AT&T, MCI/WorldCom ("MCI") and Sprint
Corporation ("Sprint") for long distance services. These equal access competitors are CLEC's

        On February 8, 1996, the President signed the Telecommunications Act of 1996, designed to introduce more competition into U.S. telecommunications markets. This Act increases the potential for competition in both the long distance services market, by removing the prohibitions against RBOCs providing long distance services, and in the local services market by requiring LECs to permit interconnection to their networks, thus allowing long distance and regional carriers to compete in local markets.

Ciera

      A condition to the closing of the Merger is CCC Globalcom's acquisition of Ciera Network Systems, Inc., a Texas corporation. Ciera was formed in December 1998 to commence operations as a non-facilities based reseller of voice and data telecommunications services. Its business plan was, and is, similar to CCC Globalcom's business plan to offer customers a broad range of communications services such as long distance, paging, cellular telephone, internet, local access, prepaid services and various enhanced services. Ciera's business plan is to offer "bundled billing services" to customers where they receive a single bill for all of the telecommunication services that a customer selects.

      Ciera was formed to acquire the bundled billing services concept of a company known as Wireless Communications Technology, Inc. ("WCTI"). WCTI developed a business plan to offer the bundled billing services concept to customers. After developing the concept, WCTI decided to focus on its core business which was developing wireless telecommunications services in developing countries. WCTI then transferred the bundled billing services business plan and concept, as well as certain contracts, to Ciera in exchange for shares of Ciera's common stock. Ciera has raised approximately $900,000 in cash from the sale of its securities in order to provide it with initial capital to commence operations.

      Ciera currently operates in two states. The services currently offered by Ciera are the following: local telephone service, long-distance telephone service, paging service, internet service and cellular service.. These services are more fully described below in "Products and Services to be Offered". Ciera has entered into several agreements with services providers and others which are described below in "Business of CCC Globalcom - Contracts". Ciera's Marketing efforts are described below in "Business of CCC Globalcom - Sales and Marketing".

      Ciera's total revenues for the three months ended March 31, 2000 were $131,252, with a net loss of $234,517.24. Ciera's revenues for the month ended April 30, 2000 were approximately $168,000.

      The shareholders of Ciera will become shareholders of CCC Globalcom before the closing of the Merger between Emerald and CCC Globalcom and then will become shareholders of Emerald as the result of the Merger.

Products and Services to be Offered

      The products and services that CCC Globalcom (through its subsidiaries) currently plans to offer its customers are as follows:

              CLEC (Competitive Local Exchange Carrier) CLEC services are the local exchange telephone services today provide by the Incumbent Local Exchange Carriers (such as Southwestern Bell, GTE, United, etc.). Today this service is deregulated in the United States and it is believed that it will deregulated in both South and Central America in the future. These services offer customers local switched and enhanced telephone services. CCC Globalcom intends to obtain local telephone services from REC's and CLEC's on a wholesale basis.

              Land Line - One Plus Long Distance. This service would offer customers the ability to make outbound switched long distance calls by simply dialing a 1, plus the area code and phone number. Customers would select CCC Globalcom as their primary long distance provider. This service may be used for both domestic and international calling.

              Internet. The Internet has rapidly become a powerful tool in the world of communications and commerce. It provides access to databases at almost every major university, research center, and library in the world. Millions of businesses communicate through electronic mail (E-mail), remote login, file sharing and transfer, and other real-time activities. CCC Globalcom business plan calls for it initially provide Nationwide Dial-up and Dedicated Internet access solutions for our customers.

              PrePaid Communications Services. This service will provide access to local and long distance telecommunications services via a pre-paid method. The demand exists for this service is fueled by that segment of the market unable to secure a postpaid account due to credit stress or those subscribers who are budget conscious and prefer a "pay-as-you-go" account. These services include Prepaid Cellular, Prepaid Paging, Prepaid Internet, Prepaid Calling Cards and Prepaid Local access (dial tone). This market is the fastest growing segment in the telecommunications industry. Research conducted by IDC/LINK in Austin, Texas indicates that consumers spent $50 million on prepaid service in 1996 and $146 million in 1997. Business revenue for prepaid service increased from $8 million in 1996 to $28 million in 1997 and forecasts indicate that business will spend $529 million by the year 2000 for business in the United States.

      CCC Globalcom's business plan is to eventually offer the products and services described above. However, except for the current business operations of Ciera, there can be no assurance that

CCC Globalcom will be able to expand its products and services pursuant to its business plan. Ciera is currently offering the services described above in "Business of CCC Globalcom - Ciera".

Marketing Strategy

      CCC Globalcom's marketing strategy is to focus on commercial customers who utilize multiple communication services and multiple communication devices as well as high-value residential end user customers. CCC Globalcom's goal is to become a multiservice, fully integrated end-to-end solution provider managing all aspects of the customer's communications, including the provision of all telephony, utility, interactive and entertainment services as the various fields deregulate. This strategy would allow CCC Globalcom to offer cross-promotional discounts to customers resulting in increased customer satisfaction and retention.

      CCC Globalcom believes that product "bundling" offers the opportunity to compete effectively, uncover new revenue potential and diversify into other services. Being the sole provider also translates into one bill, one point of customer contact and a major value proposition for consumers.

      CCC Globalcom will offer the same "bundled" services on a wholesale basis to agents and resellers of communication products and services. The delivery of these "bundled services" can be attained through typical distribution channels such as internal direct sales, resellers, agents, store front locations and telemarketing. Other non-traditional sales channels would include the sale of such services over the Internet.

       By acquiring smaller resellers who have single product customer bases and limited growth resources, CCC Globalcom believes it can leverage its investment in such companies by re-contacting these customer bases and selling these customers additional services provided by CCC Globalcom.

Sales and Marketing

      CCC Globalcom expects to conduct sales efforts through direct sales personnel, store front sales, third-party agent and direct telemarketing sales force. Factors our management will consider when selecting a telemarketing company will be include their ethics, results and the ability to contact a defined market and to close the sale.

      CCC Globalcom intends to use billing and customer information management systems. These systems will be the backbone of the customer support center. Such systems enable customer support staff to obtain all customer information and electronically implement customer administration and create service trouble records. Ciera is developing customer support operations to answer customer questions, assist customers in use of the Companies services and to advise them on the purchase of new services and products.

      CCC Globalcom believes that post-sales support is key to keeping customer usage high and is the prime mechanism for additional sales of service and reduction of customer chum.

      As part of the after sales support, CCC Globalcom intends to develop a pro-active customer retention program. Our management believes this will keep customers online and differentiate us from other competitors. Ciera's customer retention program involves the following action by Ciera:

o After the customer signs up for service, Ciera contacts the customer to welcome them to Ciera;

o After the first billing, Ciera contacts the customer to ask if they understand the billing. At this time, Ciera offers additional services to customers;

o Approximately every 90 days, Ciera contacts the customer to inquire as to what Ciera may do to assist the customers. At this time, Ciera offers additional services to customers.

      Ciera is currently marketing its services in a variety of methods including: (i) independent agents selling Ciera's services; (ii) telemarketing directed at small businesses; (iii) targeting corporate accounts by Ciera's executives; (iv) wholesale sales of services of Ciera's executives.

Contracts

      CCC Globalcom will be required to enter into contracts with various services provides for services which it will resale to customers. As of May 8, 2000 it had not entered into any such contracts. As part of its contribution to the formation of Ciera, WCTI assigned to Ciera three agreements with telecommunications service providers. Ciera's management is currently negotiating with several other service providers in order to broaden the spectrum of services which it can provide customers. As of May 8, 2000, Ciera has entered into approximately 19 service agreements, including the following:

              Internet Services (Internet Connect Services, Inc.) This Internet Network Services Agreement allows Ciera to provide regional dial-up access to the Internet. Its initial expiration date is September 21, 2000. This agreement is a rollover agreement whereby it automatically renews for successive one (1) year terms at the end of each term, unless either party terminates it at least 60 days prior to its expiration. The Agreement does not have any minimum purchase requirements. Either party can assign the agreement with the consent of the other.

              Paging and Enhanced Services (Southwest Paging Corporation). Under this Wholesale Services Agreement, Southwest Paging provides Ciera with nationwide paging and certain enhanced telecommunications services including voice messaging, calling card, unified messaging and some debit based features. This agreement expires on September 30th, 2001. After the end of the initial term and any subsequent renewal terms, either party can renew the agreement for a one-year term. There are no minimum purchase requirements. Either party can assign or transfer the agreement with the express written consent of the other party.

              Long Distance Telephone and Enhanced Services (CCC Communications Corporation). This Wholesale Services Agreement is for switched and dedicated domestic and international long distance services and calling card features. The original agreement expired in November, 1999. Ciera has been purchasing servies from CCC on a monthly basis without a contract in place. The original agreement contains certain minimum purchase requirements.

Billing Services

      Sophisticated information processing systems are vital to CCC Globalcom's growth and its ability to add new customers and new products, monitor costs, render monthly invoices for services, process customer orders, provide customer service and achieve operating efficiencies. CCC Globalcom has identified a third-party service provider that will allow it to prepare and deliver a single, integrated, comprehensive invoice for all the services which CCC Globalcom intends to provide. CCC Globalcom believes this billing system will differentiate it from other companies offering "bundled services". Unlike other billing systems, this service delivers a single invoice for an integrated comprehensive suite of voice, data, wireless, conferencing and local services. The system will utilize a simplified discount structure and is highly customizable so that CCC Globalcom can generate an invoice that is in a format most readily understandable by the customer.

Proposed Acquisitions

      CCC Globalcom intends to expand operations through acquisitions of other operating or newly formed telecommunications companies in the United States and in other countries. It intends to use its first acquisition, Ciera, as a platform for future acquisitions. CCC Globalcom believes that by acquiring existing companies it will be able to reduce the time and overall cost necessary to compete in the telecommunications industry. Acquisition targets which have been identified include the following:

              Calling Center (Phone Room) Operation in Colombia. Many Colombian residents do not have telephone services in their residents and are required to make telephone calls at pay phones. This Colombian company believes it can, with additional financing enter into contract with the Public Telephone Company (ETB) of Colombia to deploy and install 200 Call Centers (each having 10 Telephone Booths). The business plans calls for the deployment 54 calling center locations during the first year. It is anticipated that each location will have 10 phone booths and four local access stations for Internet access. It is anticipated that ETB will fund the costs of bringing telephone service connections, both national and international communications services, to each of the Call Centers. CCC Globalcom will be required to fund the costs of constructing and operating the Call Centers. CCC Globalcom anticipates that it will cost approximately $15,500 to construct and equipment each Call Center. CCC Globalcom anticipates that approximately $1,000,000 must be allocated to fund this project.

              Internet Company in Venezuela. This Venezuelan company is an internet service provider and it currently has a base of approximately 5,000 customers. Currently all of the customers are located in one Venezuelan City. CCC Globalcom anticipates that approximately $1,500,000 must be allocated to provide additional working capital to this company to expand its marketing coverage and to provide capital equipment necessary to start up two branch offices. For the year ended December 31, 1999, this company had revenues of $900,000 per year.

              Customer Service Operation. This Phoenix, Arizona based company has two operations: (1) a telemarketing service and (2) an inbound customer  service.  Currently  this  company  is  providing  both  inbound customer service and outbound telemarketing services for several communication companies including MCI and Ameritech. CCC Globalcom believes that by acquiring this company it would have in place a National Customer Service Center and an Outbound Telemarketing Center for other acquisitions and this company would provide the billing services for all of CCC Globalcom's CLEC business. For the year ended December 31, 1999, this company had revenues of $6,465,000. CCC Globalcom anticipates that it will be able to acquire this Company for approximately $12,000,000 with a down payment of approximately $6,000,000, and the balance paid in shares of Emerald.

              Virtual Network Company. CCC Globalcom corporation has entered into a Letter of Intent to acquire Virtual Network Company ("VNC"), a Houston based corporation which is engaged in different aspects of the telecommunications industry. VNC currently provides CLEC services to approximately 4,000 customers. VNC also provides Voice over Internet Protocal services ("VoLP") through its own network in 32 cities. The proposed purchase price for the CLEC customer base is $582,000 and the proposed purchase price for the VoLP related assets is approximately $750,000 plus the assumption of liabilities.

      CCC Globalcom is also considering other acquisition targets. Although CCC Globalcom believes that through its management's relationships with the principals of the acquisition targets described above, no definitive agreements have been entered into for the purchase of these companies. Furthermore, in order to purchase and fund these companies, additional capital must be obtained. It is anticipated that Emerald will attempt to raise such additional capital after the Merger through the sale of additional shares of its common stock. This will have the effect of diluting the percentage ownership of all Emerald shareholders including investors in the Offering. There can be no assurance that additional capital will be raised or that any of these acquisitions will be completed. Emerald may also issue additional shares of its common stock directly to the owners of these companies in exchange for the shares of the companies.

Competition

      The communications industry is highly competitive. We will compete with many companies such as national and regional communications companies, Regional Bell Operating Companies ("RBOCs"), GTE Corporation and its affiliated companies (collectively, the "GTE Companies"),

Incumbent Local Exchange Companies ("ILECs"), Competitive Local Exchange Companies ("CLECs"), national, and regional and local communications services resellers, microwave and satellite carriers, wireless communications providers and private networks built by large end-users. Potential competitors (using similar or different technologies) include cable television companies, utilities and RBOCs outside their current local service areas. In addition, we anticipate future competition from large long distance carriers, such as AT&T, MCI Worldcom ("MCI") and Sprint Corporation ("Sprint"). These companies have begun to offer integrated local and long distance communications services. AT&T also has announced its intention to offer local services using a new wireless technology. Several companies have begun to offer communications services over the Internet at races substantially below current long distance rates. Companies offering communications services over the Internet could enjoy a significant cost advantage because at this time they do not pay carrier access charges or universal service fees.

      As a recent entrant in the integrated communications service industry, we have not achieved and do not expect to achieve a significant market share for any of our services. In particular, the RBOCs, the GTE Companies and other local telephone companies have several advantages over us including:

o    long-standing relationships with their customers,

o financial, technical and marketing resources substantially greater than ours,

o the potential to subsidize competitive services with revenues from a variety of businesses, and

o    existing regulations that favor the ILECs over us in certain respects.

      The long distance telecommunications industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. We will compete with major carriers such as AT&T, MCI Worldcom and Sprint, as well as other national and regional long distance carriers and resellers, many of who are able to provide services at costs that are lower than our current costs. We believe the principal competitive factors effecting the long distance industry operations today are:

      o       pricing
      o       customer service
      o       accurate billing
      o       clear pricing policies
      o       variety of services

      Our ability to compete effectively will depend upon our continued ability to maintain high quality, market driven services at prices generally equal to those charged by our competitors. We believe we must be in a position to reduce our prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely effect our business.

      The internet services market is highly competitive. There are no substantial barriers to entry, and we expect that competition will continue to intensify. Our competitors in this market include Internet Service Providers (ISP's), other communications companies, online service providers and Internet software providers. Many of these competitors have greater financial technological and marketing resources than available to us.

Government Regulation

      The telecommunications industry is subject to numerous governmental regulations some of which are described below:

      Federal Regulation. International non-dominant carriers must maintain tariffs on file with the FCC. The tariffs of non-dominant carriers,, are presumed lawful and are seldom contested, although those tariffs and the rates and charges they specify are subject to FCC review.

         In October 1996, the FCC adopted an order that required nondominant, interstate, interexchange carriers, to withdraw their tariffs, insofar as such tariffs apply to interstate services (the "Detariffing Order"). Recently, the United States Court of Appeals for the District of Colombia Circuit granted motions for stay of the Detariffing Order, pending judicial review. According to an FCC Public Notice, the result of this stay is that the tariffing rules in place prior to the effectiveness of the Detariffing Order are in effect, and nondominant carriers providing interstate, domestic interexchange services continue to be required to file tariffs pursuant to the FCC's Rules.

      Among domestic local carriers, only the current LECs are presently classified by the FCC as dominant carriers for the provision of interstate access services. This means that the FCC regulates many of the LECs' rates, charges and services to a larger degree than it does for nondominant companies. The FCC's regulation of LECs is expected to decrease over time, especially given the 1996 Telecommunications Act. The FCC has proposed that RBOCs that provide out-of-region long distance services be regulated as non-dominant carriers.

      State Regulation. Intrastate long distance operations are also subject to various state law and regulations, including prior certification, notification and registration requirements. The vast majority of states require carries to apply for certification to provide intrastate telecommunications services, or at least to register or be found exempt from regulation, before commencing intrastate services. Most states also require the carriers to file and maintain detailed tariffs listing their rates for intrastate service. Many states also impose various reporting requirements and/or require prior approval for transfers of control of certified carriers, assignment of carrier assets, including customer bases, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of the state regulatory authorities. Fines and other penalties may also be imposed for such violations.\

     Other Regulations. CCC Globalcom intends to offer a variety of services in addition to long distance services. Most, if not all of such services will be subject to a variety of governmental regulations all of which impact our business. Furthermore, CCC Globalcom intends to engage in operations in foreign countries, each of who have laws and regulations which will impact CC Globalcom's business. Compliance with governmental regulations will result in expenses and delays to CCC Globalcom in carrying out its business plan.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF CCC GLOBALCOM AND CIERA

CCC Globalcom

      CCC Globalcom was only recently formed, has conducted no operations and has generated no revenues and has a limited amount of assets. It was formed to acquire Ciera and other telecommunication companies.

Ciera

      The following discussion of the results of operations and financial condition of Ciera should be read in conjunction with the financial statements and notes attached hereto.

Results of Operations

      Ciera has been in existence for approximately 16 months. For the year ended December 31, 1999 it had revenues of $51,301, and a net loss of $557,837. For the three months ended March 31, 2000, Ciera had revenues of $131,252 and a net loss of $195,308.

Liquidity and Financial Resources

      Ciera had total assets at March 31, 2000 of $317,628, liabilities of $251,822 and shareholders equity of $65,805. At December 31, 1999, Ciera had total assets $318,193, liabilities of $137,870 and shareholders equity of $ 180,323.

                    Telecommunication Related Risk Factors

      Development and Expansion Risk and Possible Inability to Manage Growth. CCC Globalcom and Ciera are in the early stages of operations. After the Merger, our success will depend, among other things, on substantial increases in customer base, on our ability to engage in business in foreign markets, on the execution of agreements with the owners of long distance lines or distribution channels, on obtaining of governmental permits, and on subsequent developments in state and federal regulations. In addition, the expansion of our business will involved acquisitions, which could divert the resources and management time and require integration with our then existing operations. There can be no assurance that any acquired business will be successfully integrated into our operations or that any such acquisition will meet our expectations. Our future performance will depend, in part, upon our ability to manage our growth effectively, which will require us to implement and improve our operating, financial and accounting systems, to expand, train and manage its employee base and to effectively manage the integration of acquired businesses. These factors and others could adversely affect the expansion of our customer base and service offerings. Our inability either to expand in accordance with our plans or to manage our growth could have a material adverse effect on our business, financial condition and results of operations.

      Marketing Risks. Although we expect to market a variety of telecommunications services to customers and prospective customers, there can be no assurance that we will be able to attract and retain new customers or retain and sell additional services to existing customers.

      Risks Relating to Long Distance Business. The long distance business is extremely competitive, and prices have declined substantially in recent years and are expected to continue to decline. In addition, the long distance industry has historically had a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Ciera has entered into resale agreements with long distance carriers to provide it with transmission services. Such agreements typically provide for the resale of long distance services on a per minute basis with minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity, as well as estimates of the calling pattern and traffic levels of the Ciera's and therefore CCC Globalcom's future customers. In the event CCC Globalcom fails to meet its minimum volume commitments, it may be obligated to pay underutilization charges, and in the event it underestimates its need for transmission capacity, CCC Globalcom may be required to obtain capacity through more expensive means.

      Pricing Pressures and Risks of Industry Over-capacity. The long distance industry has generally been characterized by over-capacity and declining prices since shortly after the AT&T Corp. ("AT&T") divestiture in 1984. CCC Globalcom believes that, in the last several years, increasing demand has ameliorated the over-capacity and that pricing pressure has been reduced. However, CCC Globalcom anticipates that prices for its wholesale longhaul services will continue to decline over the next several years. While demand continues to increase, CCC Globalcom is aware that certain long distance carriers are expanding their capacity and believes that other long distance carriers, as well as potential new entrants to the industry, are constructing new fiber optic and other long distance transmission networks in the United States. Since the cost of the actual fiber (as opposed to construction costs) is a relatively small portion of the cost of building new transmission lines, persons building such lines are likely to install fiber that provides substantially more transmission capacity than will be needed over the short or medium term. Further, recent technological advances may greatly expand the capacity of existing and new fiber optic cable.

      An increase in the capacity of CCC Globalcom competitors could adversely affect our business. Furthermore, the marginal cost of carrying an additional call over existing fiber optic cable is extremely low. As a result, within a few years, there may be dramatic and substantial price reductions.

     Dependence on Billing, Customer Services and Information Systems. Sophisticated information and processing systems will be vital to our growth and our ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. If we are unable to complete a proposed acquisition of a billing company, we will be required to use third party vendors or develop are own in-house system. As our operations expand, the need for sophisticated billing and information systems will continue to increase. Failure of vendors to deliver proposed products and services in a timely and effective manner and at acceptable costs, our failure to adequately identify all of our information and processing needs, our failure in any aspect of processing or information systems could have a material adverse effect on us to reach our objectives, on our financial condition and on our results of operations.

     Competition. The telecommunications industry is highly competitive. (See "Business of CCC Globalcom - Competition").

     Government  Regulation.   The  telecommunication  business  is  subject  to
significant regulation at the federal, state and local levels as well as by foreign governments. (See "Business of CCC Globalcom - Government Regulation").

     A Need to Adapt to Technological Change. The telecommunications industry is subject to rapid and significant changes in technology, with CCC Globalcom relying on third parties for the development of and access to new technology. The effect of technological changes on the business of CCC Globalcom cannot be predicted although, historically, telecommunications companies have been required to adopt new technologies to enhance the services provided to customers, thereby requiring continuing investment in capital equipment. CCC Globalcom believes its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands, which may require significant continued capital expenditures to provide enhanced services to CCC Globalcom 's customers.

     A Foreign Currency Market Risk. CCC Globalcom intend to conduct operations in South and Central America as well as other locations outside of the United States. It will therefore be subject to foreign currency exchange rate risk from the effects that exchange rate movements of foreign currencies would have on CCC Globalcom's future costs or on future cash flows it would receive.

                                  EXHIBIT B
               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW


SS. 262. APPRAISAL RIGHTS.

            (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

            (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and
            b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

            (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

            (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
      (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

            (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

            (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

            (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

            (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

            (i) The Court  shall  direct  the  payment  of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

            (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expense incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

            (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

            (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.